Business Wire
January 18, 2006 02:22:01 PM US Eastern Timezone


Interchange   Financial   Services   Increases   Quarterly  Dividend  11%;  12th
Consecutive Year of Regular Dividend Increases

SADDLE BROOK, N.J., Jan 18, 2006 (BUSINESS WIRE) -- On January 17, 2006, Interchange Financial Services Corporation (IFCJ), the holding company for Interchange Bank, declared a quarterly cash dividend of $0.10 per common share payable on February 7, 2006, to holders of record as of January 30, 2006. This dividend represents $0.40 per share on an annualized basis, an 11.1% increase over the prior year. Based upon the stock's $18.10 closing price as quoted on January 17, 2006, the yield is 2.21%.


"This is the 12th consecutive year we've increased our regular quarterly dividend," said Anthony S. Abbate, President and CEO of Interchange. "It once again demonstrates our ongoing commitment to enhancing shareholder value."


About Interchange


Headquartered in Saddle Brook, NJ, Interchange Bank is one of Bergen County's largest independent commercial banks and a wholly owned subsidiary of Interchange Financial Services Corporation (IFCJ). A thought leader in the industry, the Bank was among the first to implement a broad range of innovative services, including 24-hour, 7-day-a-week online banking and bill paying services, online stock trading, and the ability to apply for a loan online with an instant credit decision. Mutual funds and annuities are offered by Sorrento Pacific Financial, LLC, through the Bank's investment department services. With $1.6 billion in assets and 30 branches, the Bank focuses its efforts on the local communities from which it derives deposits and generates loans. Through Interchange Bank's subsidiary, Interchange Capital Company, L.L.C., cost effective equipment leasing solutions are available to small- and middle market companies. For additional information, please visit the company's Web site at www.interchangebank.com.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Interchange Financial's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.


SOURCE: Interchange Financial Services Corporation

Interchange Financial Services
Charles Field, 201-703-2265
or
Keating
Vicki Banner / Rich Larris, 973-966-1100 vbanner@keatingco.com rlarris@keatingco.com